Chesapeake Capital Corporation (“Chesapeake”)

10. Code of Ethics

Policy

Chesapeake allows its access persons to maintain personal securities accounts. Personal investing by an access person in any account in which the access person has a beneficial interest, including accounts for any immediate family or household members, must be consistent with our fiduciary duty to our clients and applicable regulatory requirements.

Each access person must identify any personal investment accounts and report all reportable transactions and investment activity on at least a quarterly basis to the firm’s Chief Compliance Officer, or designee.

Background

SEC Advisers Act Rule 204A-1 (the “Code of Ethics Rule”) requires registered investment advisers to adopt a code of ethics. The rule was designed to prevent fraud by reinforcing fiduciary principles that generally govern the conduct of advisory firms and their personnel.

Among other things, the Code of Ethics rule requires the following:

•	setting a high ethical standard of business conduct reflecting the adviser’s fiduciary obligations;
•	compliance with federal securities laws;
•	access persons must periodically report personal securities transactions and holdings, with limited exceptions;
•	prior approval required for any IPO or private placement investments by access persons; reporting of violations;
•	delivery to and acknowledgement of the Code of Ethics by each supervised person;
•	reviews and sanctions;
•	recordkeeping; and
•	summary Form ADV disclosure.

Our Code of Ethics and related policies and procedures is a fundamental foundation of Chesapeake’s compliance procedures and represents a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.

Responsibility

The Chief Compliance Officer has the responsibility for implementing and monitoring our policy on personal securities transactions and activities, practices, disclosures and recordkeeping.

Procedure

Chesapeake has adopted procedures to implement our policy on personal securities transactions and reviews to monitor and insure our policy is observed, implemented properly, and amended or updated, as appropriate. Our procedures include the following:

•        Pre-clearance of an access person’s participation in an initial public offering.

•        Prior approval to be obtained of any acquisition of securities in a limited offering.

•        Prohibit certain access persons from executing a transaction in thinly traded or non-NYSE traded securities on a day during which any client has a pending “buy” or “sell” order in the same (or a related) security until that order is executed or withdrawn. Access persons will not be prevented from executing orders in highly liquid NYSE, ASE, or NASDAQ securities on days when the same security coincidentally may be purchased or sold in any client account. Certain access persons may be prevented from executing orders in any personal accounts subject to approval of the Chief Compliance Officer.

•        Restrict short-term trading by those directly involved in the investment management and trading process.

•        Access persons are required to report current covered securities holdings within 10 days of becoming an access person and at least annually thereafter. Reports must reflect holdings as of a date not more than 45 days before the date the person becomes an access person (initial report) or the report is submitted (annual report). The holdings report must include the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership, the name of the broker-dealer or bank with which the account is maintained and the date the report is submitted.

•        Access persons are required to submit a quarterly transaction report no later than 30 days after the end of calendar quarter covering all transactions in covered and reportable securities during the quarter.

•        All personal securities transactions are covered except transactions in direct obligations of the United States or its agencies, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, or shares issued by registered affiliated or unaffiliated open-end investment companies.

•            The Chief Compliance Officer will review all access person reports of personal securities transactions for compliance with our policies, including our Insider Trading Policy (see section 19 below), regulatory requirements and our fiduciary duty to our clients, among other things.

As of January 2016